Exhibit 99.1

Generation Bio Announces 1-for-10 Reverse Stock Split

CAMBRIDGE, Mass. – July 18, 2025 – Generation Bio Co. (Nasdaq: GBIO), a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases, today announced that it will implement a 1-for-10 reverse stock split of the issued shares of the Company’s common stock (“Reverse Stock Split”), effective at 5:00 pm Eastern Time on July 21, 2025. The Reverse Stock Split was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on June 4, 2025, with the final ratio subsequently determined by the Company’s Board of Directors. One of the primary goals of the Reverse Stock Split is to increase the per-share market price of the Company’s common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market.

The Company’s common stock is expected to begin trading on a split-adjusted basis when the markets open on July 22, 2025 under the Company’s existing trading symbol “GBIO” with the new CUSIP number 37148K 209.

At the effective time of the Reverse Stock Split, every ten shares of the Company’s issued and outstanding common stock will be automatically reclassified and combined into 1 share of common stock. This will reduce the number of issued and outstanding shares of common stock from approximately 67.3 million shares to approximately 6.7 million shares. The Reverse Stock Split will not change the number of authorized shares of the Company’s common stock or the par value of the common stock. Proportionate adjustments will be made to the number of shares of common stock available for issuance under the Company’s equity incentive plans and the number of shares underlying, and the exercise prices of, outstanding equity awards under such plans in accordance with their respective terms and as described in the Company’s proxy statement for the Annual Meeting of Stockholders as filed with the Securities and Exchange Commission on April 23, 2025 (the “Proxy Statement”).

No fractional shares will be issued, if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share because the number of shares of common stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio.  Instead, each stockholder will be entitled to receive a cash payment in lieu of a fractional share.

Computershare Trust Company, N.A., is acting as the exchange agent and transfer agent for the Reverse Stock Split. Stockholders holding their shares electronically are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions adjusted to reflect the Reverse Stock Split and will receive payment for any fractional shares in accordance with their respective bank’s, broker’s, or nominee’s particular processes.

Additional information about the Reverse Stock Split can be found in the Proxy Statement and on the Company’s Investor Relations website at https://investors.generationbio.com.

About Generation Bio

Generation Bio is a biotechnology company working to change what’s possible for people living with T cell-driven autoimmune diseases. The Company is developing redosable therapeutics that reprogram T cells in vivo to reduce or eliminate the production and persistence of autoreactive T cells, which erroneously recognize and attack the body’s own tissues, causing autoimmune diseases. Generation Bio’s innovative approach leverages cell-targeted lipid nanoparticles (ctLNP) to selectively deliver small interfering RNA (siRNA) to T cells. This combination of selective delivery and an intracellular, genetically precise mechanism of target engagement could unlock a series of high-value, historically undruggable disease-driving genes in autoimmunity. For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Reverse Stock Split and the timing thereof; the impact of the Reverse Stock Split on stockholders; the potential impact of the Reverse Stock Split on the Company’s share price; the potential for the Company to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Global Select Market; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the identification and development of product candidates, including the anticipated timing of identification of the Company’s product candidates, the conduct of research activities, the initiation and completion of preclinical studies and clinical trials and clinical development of the Company’s product candidates; uncertainties as to the availability and timing of results from preclinical studies and clinical trials; uncertainties regarding the Company’s novel technologies; whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials; uncertainties regarding the anticipated timing of the submission of an investigational new drug application; whether the Company’s cash resources are sufficient to fund the Company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the Company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Maren Killackey
Generation Bio
mkillackey@generationbio.com
857-371-4638